Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PhotoMedex, Inc. and Subsidiaries:

We hereby consent to the incorporation by reference of our report dated March 23, 2010, relating to the consolidated financial statements as of December 31, 2009 and for the two years then ended and the effectiveness of internal controls over financial reporting as of December 31, 2009, which appears in this Form 10-K, in the following documents: in the registration statement (No. 333-164089) on Form S-1; in the registration statements (Nos. 333-58450, 333-72580, 333-91926, 333-106605, 333-120921 (and amendment 1), 333-125980, 333-132654 and 333-139031) on Form S-3; in the registration statements (Nos. 333-100609 and 333-121864) on Form S-4; and in the registration statements (Nos. 333-30298, 333-114181, 333-124034, 333-132655, 333-132656, 333-146558, and 333-159224) on Form S-8 of PhotoMedex, Inc.

/s/ Amper, Politziner & Mattia, LLP
Edison, New Jersey
March 31, 2011

E - 23.2